Exhibit 99.4(c)

AB State of Domicile: Tennessee A Stock Company www.protective.com	Home Office: P. O. Box 2606; Birmingham, Alabama 35202 1-800-866-9933 Administrative Office: P. O. BOX 292; Birmingham, AL 35201-0292 1-888-353-2654

Terminal Illness Accelerated Death Benefit Endorsement

This Endorsement is issued by Protective Life Insurance Company (the “Company”) as part of the Policy to which it is attached to provide for an Accelerated Death Benefit payment to the Owner or the Owner’s estate, during the life of the Insured and while this Endorsement is in force. It is issued in consideration of the application and payment of premium. Unless otherwise stated, all Policy provisions not expressly modified by this Endorsement remain in full force and effect. Where the Policy and this Endorsement conflict, the terms of this Endorsement will be applied.

NOTICE: This Endorsement is intended to provide an Accelerated Death Benefit which will qualify for favorable tax treatment under Section 101(g)(1)(A) of the Code, except as provided in Section 101(g)(5) of the Code and in certain other circumstances. Please consult a personal tax advisor to assess the impact of any benefits received under this Endorsement.

Any benefit received under this Endorsement may impact the Insured’s eligibility for Medicaid or other governmental benefits. Any benefit paid under this Endorsement will impact the Policy and is explained in further detail in the Impact on the Policy section. The Death Benefit Proceeds and Cash Surrender Values will be reduced if an Accelerated Death Benefit is paid.

DEFINITIONS

Claims Office: The location at which the claim services for the Policy to which the Endorsement is attached are performed.

Family Member: Means the Insured’s or Owner’s spouse and anyone who is related to the Insured, Owner, Insured’s spouse, or Owner’s spouse by the following degree of blood, marriage, adoption or operation of law: parents, grandparents, brothers, sisters, children, grandchildren, aunts, uncles, nephews, and nieces.

Physician: Any physician as defined in Section 1861(r)(1) of the Social Security Act, as amended, or its successor, who is a duly licensed physician practicing within the scope of his or her license. It does not include the Insured, Owner, or Family Member, or a person who lives with the Insured, Owner, or Family Member.

Terminally Ill/Terminal Illness: Means an individual who has been certified by a Physician as having a non-correctable illness or physical condition, which can be reasonably expected to result in death in twelve (12) months or less, after the date of certification.

BENEFIT

Accelerated Death Benefit: If, while this Endorsement is in force, satisfactory proof that the Insured is Terminally Ill is provided to the Company, an Accelerated Death Benefit (the “Benefit”) will be paid to the Owner. The Benefit is the amount eligible for acceleration and is based on the Policy Death Benefit option in effect at the time of the Request. If the Insured dies prior to the Owner receiving the Benefit, the Request will be cancelled, and the Death Benefit will be paid per the terms of the Policy. The Benefit is subject to the restrictions contained in this Endorsement. The amount requested may not exceed the Maximum Accelerated Death Benefit calculated as of the Benefit payment date and described below.

ICC20-PL-J364

Maximum Accelerated Death Benefit: The Maximum Accelerated Death Benefit is equal to:

(a)         The lesser of 50% of the Policy Death Benefit at the time of Request or $250,000; minus

(b)         Any outstanding lien amount against the Policy resulting from any other accelerated death benefit rider or endorsement attached to the Policy.

The minimum Accelerated Death Benefit amount that must be requested is $10,000. The remaining Death Benefit after the Request must be at least $10,000.

Payment of Benefit: The Benefit amount is paid in a single, lump sum dollar amount equal to:

(a)         The Benefit amount requested by the Owner for acceleration; minus

(b)         The transaction charge of not more than $150; minus

(c)          The Policy loans and accrued loan interest, if any.

No portion of the Accelerated Death Benefit amount paid will be used to repay any outstanding Policy loans and accrued loan interest.

Eligibility for Benefits: The Benefit becomes payable, during the life of the Insured, when each of the following conditions have been met:

(a)         The Company receives written documentation from a Physician certifying that the Insured is Terminally Ill;

(b)         The Company receives written consent from any irrevocable Beneficiaries or assignee of record named in the Policy;

(c)          The Policy and this Endorsement are in force;

(d)         The Company receives Notice of Claim; and

(e)          The Company receives a completed Proof of Claim form.

The Company reserves the right to independently assess the Insured’s Terminal Illness and benefit eligibility. As part of this assessment the Company has the right, and at its expense, to require that the Insured be examined by a Physician chosen by the Company. In the event of conflicting opinions, eligibility for benefits will be determined by a third medical opinion provided by a Physician who is mutually agreed upon by the Insured and the Company.

Exceptions: The Benefit will not be paid if:

(a)         The Insured is required by a governmental agency to claim this benefit to apply for, receive, or continue a government benefit or entitlement;

(b)         The Insured is required by law to use this benefit to meet the claims of creditors, whether in bankruptcy or otherwise;

(c)          All or part of the Policy’s Death Benefit must be paid to the Insured’s children or spouse or former spouse as part of a divorce decree, separate maintenance or property settlement contract; or

(d)         The Insured is married and lives in a community property state, unless the Insured’s spouse has given Written Consent.

IMPACT ON THE POLICY

Lien: A lien will be established against the Policy in the amount of the Benefit. Interest will be charged on the lien beginning on the Benefit payment date. The maximum annual interest rate will not exceed the loan interest rate as stated in the Policy. The interest on the lien will be compounded annually and accrued daily at a rate computed as of the Benefit payment date.

The interest rate will be determined annually at the beginning of each Policy Year and will be guaranteed until the next Policy Year. Interest on the lien will accrue on each Policy Anniversary. Interest as it accrues is considered part of the lien. Once the lien is established, it will continue against the Policy until the date when coverage under the Policy ceases. The effect of the lien will be as follows:

(a)         The lien amount will be subtracted from the Death Benefit Proceeds, as applicable, of the Policy.

(b)         If applicable under the Policy, access to the Cash Value (not including the Return of Expense Charge Benefit) through Policy partial withdrawals or surrender will be limited to the:

i.                  Cash Value (not including the Return of Expense Charge Benefit); minus

ii.               Any outstanding Policy loan and accrued loan interest; minus

iii.            The lien amount.

(c)          Access to the Cash Value (not including the Return of Expense Charge Benefit) for any Policy loans will be limited to the:

i.                  Cash Value (not including the Return of Expense Charge Benefit); minus

ii.               Any outstanding Policy loan and accrued loan interest; minus

iii.            The lien amount.

If the amounts as calculated above are less than zero, the Policy may terminate in accordance with the terms and conditions of the Policy.

Continuing Premium Requirements: Any Premium payments due under the Policy will need to be paid by the Owner in accordance with the terms and conditions of the Policy.

Change of Total Face Amount: If the Owner has exercised the Endorsement, then no change in the Total Face Amount will be allowed.

Report to Owner: When a Request is made to accelerate benefits and upon payment of any Benefit, the Company will provide the Owner and any irrevocable beneficiary a statement demonstrating the effect of the Benefit on the Policy’s Death Benefit, Cash Value, and Policy loans and accrued loan interest, if any. Such statement will also display any Premium and cost of insurance charges associated with Benefit payment.

CLAIMS

Notice of Claim: The Company must receive written notice of claim at the Claims Office. Notice of claim means notice that the Insured is Terminally Ill and that a claim may be made under this Endorsement. The notice should include at least the Insured’s name, the Policy number, and the address to which claim forms should be sent. Notice given by or for the Owner shall be notice of claim.

Proof of Claim: Proof of claim means written proof satisfactory to the Company and supported by a Physician’s statement and any clinical, radiological or laboratory evidence that the Insured is Terminally Ill. Proof of claim must be given by the Owner and it must be received at the Claims Office. The Company will send a claim form to the Owner or the Owner’s legal representative, either by mail or in a manner agreed to by the Owner or Owner’s representative, within 15 days of the date the Company receives notice of a claim. If the Company does not send claim forms within this 15-day period, certification may be provided together with an accompanying Physician’s statement which will be deemed to have complied with the claim requirement.

Payment of Claim: After all of the terms and conditions of this Endorsement are met, the Benefit will be paid, during the lifetime of the Insured and while this Endorsement is in force, as follows:

(a)         If the Owner is the Insured, we will pay the Benefit to the Owner; or

(b)         If the Owner is not the Insured, the Company will pay the Benefit to the Owner, if living, otherwise to the Owner’s estate.

GENERAL PROVISIONS

Exclusions: This Endorsement does not provide an Accelerated Death Benefit for Terminal Illness resulting from intentionally self-inflicted injury or attempted suicide, while sane or insane.

Incontestability: This Endorsement is contestable on the same terms as the Policy to which it is attached.

Reinstatement: If the Policy to which this Endorsement attaches has terminated or coverage has ceased and it is subsequently reinstated, this Endorsement will be reinstated subject to the terms and conditions for Reinstatement contained in the Policy.

Termination: This Endorsement will terminate upon the earliest of:

(a)                                 The date the Policy is surrendered or coverage has ceased;

(b)                                 The death of the Insured;

(c)                                  The Monthly Anniversary after the Company receives your written Request to cancel the Endorsement; or

(d)                                 The date the Death Benefit Proceeds of the Policy minus the lien against the Policy is equal or less than zero.

Termination shall not prejudice the payment of an accelerated death benefit for any terminal illness that occurred while this Endorsement was still in force.

Signed for the Company and made part of the Policy as of the Policy Date.

Steve M. Callaway

Secretary